Exhibit 99.1

NEWS	EMRISE
CORPORATION
2530 Meridian Parkway
Durham, NC 27713
(408) 200-3040 (408) 550-8340
www.emrise.com
CONTACT:	Allen & Caron Inc
Brandi Festa	Rene Caron (investors) Len Hall (media)
Director Finance and Administration	(949) 474-4300
bfesta@emrise.com	rene@allencaron.com
len@allencaron.com

EMRISE CORPORATION AND LENDER AMEND LOAN TERMS,
ALLOWS PAYOFF OF REMAINING LOAN AT DISCOUNT OF UP TO 30%

DURHAM, NC - February 10, 2012…EMRISE CORPORATION (OTCBB: EMRI), a multi-national manufacturer of defense and aerospace electronic devices and communications equipment, announced today that it has signed an agreement with GVEC Resource IV Inc. and Private Equity Management Group LLC (PEM) its former primary lender in the U.S. (collectively the Lender), to amend the terms of the existing $1 million interest bearing note (Note) that extends its due date to February 28, 2013, revises the principal repayment terms and includes provisions for the Company to receive a discount of up to 30 percent in consideration for early payment.

The Company also announced today that its San Jose, CA-based subsidiary, CXR Larus Corporation (CXR Larus), has sold certain assets related solely to the CXR Halcyon telecommunications test equipment product line to LDDF Incorporated, located in Austin, TX and doing business as TesCom, for $300,000 in an all cash transaction. With the sale of the CXR Halcyon test equipment product line, EMRISE will now be positioned to focus its resources on its core telecommunications products, which the Company believes will drive the future growth of its Communications Equipment business unit.

EMRISE Chairman and CEO Carmine T. Oliva said proceeds from the sale of the test equipment product line will be used to pay a portion of the $500,000 payment on the Note that is due the Lender on February 29, 2012 under the terms of the recent amendment to the Note. Oliva also said if EMRISE makes an additional payment of $200,000 to the Lender on or before April 30, 2012, the remaining unpaid principal amount of the Note will be deemed paid in full, resulting in a $300,000, or 30 percent, discount from the original $1 million principal balance of the Note.

Oliva noted that if the Company pays off the Note by April 30, 2012, it would eliminate the expense of the 15.5 percent interest rate on the Note and could save the Company more than $64,000 in interest expense over the next 10 months.

“We intend to pay off this Note early, which will be an important milestone for EMRISE as we focus on growing the Company and increasing value to our stockholders,” Oliva added. “It will close a difficult and uncertain chapter in the history of EMRISE, and mark the final payment of what at one time were

Exhibit 99.1

loan balances to the Lender of approximately $26 million. It will also finally eliminate the overhang of the debt and the stigma of the Company's business relationship with the Lender.”

Full terms of the amendment to the existing credit agreement with its Lender and terms of the sale of the assets related to CXR Larus' telecommunications test equipment product line are contained in a Form 8-K to be filed today with the U. S. Securities and Exchange Commission.

About EMRISE Corporation
EMRISE designs, manufactures and markets electronic devices, sub-systems and equipment for aerospace, defense, industrial and communications markets. EMRISE products perform key functions such as power supply and power conversion; radio frequency (RF) and microwave signal processing; and network access and timing and synchronization of communications networks. The use of its power supplies, RF and microwave signal processing devices and subsystems in on-board in-flight entertainment and connectivity systems is a primary growth driver for the Company's Electronic Devices business segment. The Company's network access and timing and synchronization products are primary growth drivers for the Company's Communications Equipment business segment. EMRISE serves the worldwide base of customers it has built in North America, Europe and Asia through operations in the United States, England and France. EMRISE is a publicly traded company whose common stock trades on the OTCBB under the symbol EMRI. For more information go to www.emrise.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
With the exception of historical information, the matters discussed in this press release, including without limitation EMRISE's ability to make an additional payment of $200,000 on or before April 30, 2012, the ability to receive a discount of up to 30 percent, and the ability to drive the future growth of the Communications Equipment business unit are forward-looking statements that involve a number of risks and uncertainties. The actual future results of EMRISE Corporation could differ from those statements. The Company also refers you to those factors contained in the "Risk Factors" Section of EMRISE's Annual Report on Form 10-K for the year ended December 31, 2010, its Quarterly Reports on Form 10-Q, its Current Reports on Form 8-K filed in recent months, and other EMRISE filings with the SEC.

# # #

2